Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Registration Statement on Form S-4 of Epicor Software Corporation of our report dated March 14, 2011, relating to our audit of the consolidated financial statements of Epicor Software Corporation (referred to as Legacy Epicor Software Corporation in the Prospectus, which is part of this Registration Statement) as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010.

We also consent to the reference to our firm as experts under the caption “Independent Registered Public Accounting Firms” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Irvine, California

February 9, 2012